Exhibit 99.1

Enzo Biochem, Inc.
527 Madison Avenue
New York, NY 10022

FOR IMMEDIATE RELEASE

Enzo Biochem Reports Fiscal Third Quarter Results

Growth at Clinical Labs Drives Sequential Quarterly Revenue Growth and Improved Operating Results

NEW YORK, NY, June 11 2012 – Enzo Biochem, Inc. (NYSE:ENZ) today reported results for the fiscal third quarter ended April 30, 2012. Among the quarter’s highlights were the following:

•	Revenue increases compared to year-earlier same period.
•	Sequential 4% increases in revenues and gross margin at Enzo Clinical Labs and Enzo Life Sciences combined.
•	Successful launch of the ColonSentry™ test for providing an assessment of a patient’s risk of having colorectal cancer.
•

Continued strong organic growth in excess of industry averages, sequentially and year over year, of Clinical Lab revenues, the result of an expanded marketing platform and the resultant increase in new physician clients as well as greater testing volume.

“We continue to improve results on a sequential basis, despite the continuing impact of lower spending in life sciences, primarily as a result of reduced government-sponsored R&D outlays, particularly in academia. We are quite excited by the strong response we have received from the market to our initial launch of the ColonSentry™ test. The assay was launched late in the quarter and we are working to significantly expand our capacity to address the potential market. In addition, we have several promising innovative diagnostic tests that we are optimistic we can bring to market prior to the end of the year,” said Barry Weiner, President.

“Enzo Clinical Labs is making important progress both organically and in terms of market share. Enzo Life Sciences, experiencing a slowing research market particularly as budgets in academia have been reduced, is focusing more intensively on the pharma industry, where there are growth opportunities, especially in personalized medicine. In addition, we continue to rationalize and integrate our operations, and identify operational efficiencies, from which we expect future benefits. Enzo has a strong, proprietary base of products and technologies, as well as a unique infrastructure with Clinical Lab and Life Science sectors that can closely interact and that enables us to be especially competitive.

“Our efforts over the next few quarters are being directed at realizing gains in both top and bottom line results, improving cash flow and maximizing value.”

Third Quarter Results

Total revenue for the quarter, led by strong gains at Enzo Clinical Labs, amounted to approximately $26 million, up almost 4% sequentially, and compared with $25.8 million, a year earlier. The higher Clinical Labs volume resulted in increased testing expenses, offset by lower cost of goods at Enzo Life Sciences. As a result, gross margins improved to $12.1 million, from $11.6 million in the immediately preceding January 2012 quarter, and compared with $12.4 million a year ago. Other operating costs, including selling, general and administrative, research and development, provision for uncollectible accounts and legal increased 1% sequentially and 6% year over year. Increases year over year in SG&A were primarily attributed to increased sales and marketing costs reflective of increased volume at Clinical Labs and senior management additions in the latter half of fiscal 2011 at Life Sciences.

The provision for uncollectible receivables as a percentage of revenues decreased slightly sequentially, but was up slightly from a year ago. Legal expenses rose 36% year over year, related largely to pre-trial expenditures. The increases were offset by a 23% decline in R&D, which was in line with planned activities. On a sequential basis, the net loss improved to ($3.4) million or ($0.09) per share, from ($4.2) million, or ($0.11) per share, and compared to ($2.1) million, or ($0.05) per share, year over year. EBITDA likewise improved with a smaller loss of ($2.4) million, as compared to a loss of ($3.0) million in the preceding three month period, and ($0.9) million last year.

Enzo has no long-term debt. On April 30, 2012, cash and cash equivalents and short term investments, totaled $15.2 million. Cash declined approximately $8.9 million from July 31, 2011, which includes a one- time earn-out payment related to a fiscal 2008 acquisition in the amount of $1.1 million and $1.0 million in payments for capital expenditures. Working capital amounted to $24.5 million, or a 2.5-to-1 current ratio.

Segment Quarterly Results

Spurred by organic growth that outdistanced the industry average, reflecting the results of a broader, highly seasoned sales staff, Enzo Clinical Labs posted a 10% organic revenue gain year over year and 8% sequentially. The launch of ColonSentry™ in March was too late in the quarter to materially impact fiscal third quarter results, but is expected to make a more meaningful contribution throughout the year. The operating loss sequentially declined by approximately $0.4 million, to ($0.6) million, from ($1.0) million. In the year ago quarter, the operating loss was ($0.1) million. During the current period, the increased volume resulted in higher expenses, including testing costs, commissions and other sales and marketing costs. The provision for uncollectible accounts receivable as a percentage of revenues increased to 7.6% from 7.3% year over year.

At Life Sciences, the program to emphasize fewer but higher margin products is on-going. Revenues in the 2012 third quarter, including royalties, lagged sequentially and year over year were $10.7 million, versus $10.8 million and $12.0 million, respectively. Other operating costs year over year declined $0.6 million, mostly due to lower planned R&D. Operating income was $0.6 million, compared with $0.7 million in the preceding quarter and $0.9 million a year ago.

Year to Date Results

For the first nine months of fiscal 2012, total revenues, with Enzo Clinical Labs up 13%, amounted to $76.7 million, a 2% increase over $75.2 million a year ago. Along with the increased Lab volume and higher testing costs, offset by reduced cost of goods at Life Sciences, total cost of goods amounted to $41.2 million, as compared to $39.0 million a year ago. Combined with the 2% percentage point decline in gross profit as a percentage of revenues and other operating expenses up 5%, mostly due to higher sales and marketing costs, offset by lower R&D, the operating loss for the nine months was ($11.7) million, or $2.8 million higher than a year ago. The nine month net loss amounted to ($12.1) million, or ($0.31) cents per share, compared with ($8.9) million, or ($0.23) cents per share, last year. The year to date EBITDA loss was $8.6 million.

Other

In March, as previously reported, the Company filed an application with the New York State Department of Health for the first assay based on its proprietary AmpiProbe™ nucleic acid detection platform. Upon approval, the Company plans to market its HCV RNA Quantification Assay for viral load determination through its Enzo Clinical Laboratory. The Company also has moved to obtain CE-IVD designation for this assay in order to make it available as a diagnostic product in the European Union. Both applications are still pending.

Conference Call

The Company will conduct a conference call on June 12, 2012 at 8:30 AM ET. The call can be accessed by dialing 1-888-459-5609. International callers can dial 1-973-321-1024. Please reference PIN number 87825581. Interested parties may also listen over the Internet at http://phoenix.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=94391&eventID=4789250. To listen to the live call on the Internet, please go to the web site at least fifteen minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available approximately two hours after the end of the live call, through midnight (ET) on June 26, 2012. The replay of the conference call can be accessed by dialing 1-800-585-8367, and when prompted, use PIN number 87825581. International callers can dial 1-404-537-3406, using the same PIN number.

NON-GAAP Financial Measures

To comply with Regulation G promulgated pursuant to the Sarbanes-Oxley Act, Enzo Biochem attached to this news release and will post to the Company’s investor relations web site (www.enzo.com) any reconciliation of differences between non-GAAP financial information that may be required in connection with issuing the Company’s quarterly financial results.

The Company uses EBITDA, as a measure of performance to demonstrate earnings exclusive of interest, taxes, depreciation and amortization. The Company manages its business based on its operating cash flows. The Company, in its daily management of its business affairs and analysis of its monthly, quarterly and annual performance, makes its decisions based on cash flows, not on the amortization of assets obtained through historical activities. The Company, in managing its current and future affairs, cannot affect the amortization of the intangible assets to any material degree, and therefore uses EBITDA as its primary management guide. Since an outside investor may base its evaluation of the Company’s performance based on the Company’s net loss not its cash flows, there is a limitation to the EBITDA measurement. EBITDA is not, and should not be considered, an alternative to net loss, loss from operations, or any other measure for determining operating performance of liquidity, as determined under accounting principles generally accepted in the United States (GAAP). The most directly comparable GAAP reference in the Company’s case is the removal of interest, taxes, depreciation and amortization.

About Enzo Biochem

Enzo Biochem is a pioneer in molecular diagnostics, leading the convergence of clinical laboratories, life sciences and therapeutics through the development of unique diagnostic platform technologies that provide numerous advantages over previous standards. A global company, Enzo Biochem utilizes cross-functional teams to develop and rapidly deploy products systems and services that meet the ever-changing and rapidly growing needs of health care both today and into the future. Underpinning Enzo Biochem’s products and technologies is a broad and deep intellectual property portfolio, with patent coverage across a number of key enabling technologies.

Except for historical information, the matters discussed in this news release may be considered “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include declarations regarding the intent, belief or current expectations of the Company and its management, including those related to cash flow, gross margins, revenues, and expenses are dependent on a number of factors outside of the control of the company including, inter alia, the markets for the Company’s products and services, costs of goods and services, other expenses, government regulations, litigations, and general business conditions. See Risk Factors in the Company’s Form 10-K for the fiscal year ended July 31, 2011. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties that could materially affect actual results. The Company disclaims any obligations to update any forward-looking statement as a result of developments occurring after the date of this press release.

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Contact:

For Enzo Biochem, Inc.
Steven Anreder		Michael Wachs
Anreder & Company		CEOcast, Inc.
212-532-3232		212-732-4300
steven.anreder@anreder.com	or	mwachs@ceocast.com

TABLE FOLLOWS

ENZO BIOCHEM, INC.
(in thousands, except per share data)

Selected operations data:

	Three months ended April 30 (unaudited)		Nine months ended April 30 (unaudited)

	2012	2011	2012	2011

Clinical laboratory services	$15,242	$13,809	$43,552	$38,477
Product revenues	9,574	10,935	28,819	31,356
Royalty and license fee income	1,133	1,083	4,302	5,380

Total revenues	25,949	25,827	76,673	75,213

Gross profit	12,056	12,364	35,434	36,169

Loss before income tax provision	($3,445)	($2,002)	($11,847)	($8,621)

Provision for income taxes (A)	34	(108)	(279)	(316)

Net loss	($3,411)	($2,110)	($12,126)	($8,937)

Basic and diluted loss per share	($0.09)	($0.05)	($0.31)	($0.23)

Weighted average shares outstanding - basic and diluted	38,825	38,478	38,676	38,279

Reconciliation of GAAP Net Loss to EBITDA

Net loss	($3,411)	($2,110)	($12,126)	($8,937)
Depreciation and amortization	1,027	1,109	3,286	3,271
Interest expense (income)	18	(2)	6	(10)
Provision for income taxes	(34)	108	279	316

EBITDA (B)	($2,400)	($895)	($8,555)	($5,360)

Notes:

A- All periods reflect effective tax rates below the statutory rate due to inability to recognize future tax benefits.

B- EBITDA is a non-GAAP measure, as described in the attached press release

Selected balance sheet data:

	April 30, 2012	July 31, 2011

Cash and cash equivalents and short term investments	$15,247	$24,161

Working capital	$24,547	$33,670

Stockholders’ equity	$76,409	$88,715

Total assets	$95,523	$109,474